AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of SEPTEMBER 28, 2012, by and among UNICOM Systems, Inc., a California corporation (“Parent”); UNICOM Sub Four, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Versant Corporation, a California corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.    WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the CGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.
B.    WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger and have deemed the Merger to be advisable and fair to, and in the best interests of, their respective corporations and shareholders.
AGREEMENT
The parties to this Agreement, intending to be legally bound, agree as follows:
Section 1.DESCRIPTION OF TRANSACTION
1.1    Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
1.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL.
1.3    Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California at 10:00 A.M. Pacific time, on the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than conditions that by their nature are only satisfied as of the Closing), or on such other Business Day as the Company and Parent may mutually agree. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the parties shall cause an agreement of merger in substantially the form attached hereto as Exhibit B (the “Agreement of Merger”) and any other documents required or appropriate to cause the Merger to become effective under the CGCL to be executed and filed with the Secretary of State of the State of California, in accordance with the relevant provisions of the CGCL. The Merger shall become effective at the time the Agreement of Merger is filed with the Secretary of State of the State of California or at such later time as Parent

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and the Company may agree and specify in the Agreement of Merger. The time as of which the Merger becomes effective is referred to as the “Effective Time.”
1.4    Articles of Incorporation and Bylaws; Directors and Officers. At and upon the Effective Time:
(a)    the articles of incorporation of the Surviving Corporation shall be amended and restated to read in their entirety as set forth in Exhibit C hereto (the “Merger Articles”);
(b)    the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the bylaws of the Surviving Corporation as of the Effective Time shall replace Merger Sub’s corporate name with the name of the Surviving Corporation at the Effective Time as set forth in the Merger Articles;
(c)    the members of the board of directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the members of the board of directors of Merger Sub immediately prior to the Effective Time; and
(d)     the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the officers of Merger Sub immediately prior to the Effective Time and such individuals shall hold the same titles and offices as officers of the Surviving Corporation immediately after the Effective Time as the respective titles and offices they held as officers of Merger Sub immediately prior to the Effective Time.
1.5    Conversion of Company Securities.
(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Shareholder:
(i)    any shares of Company Common Stock held by the Company or by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii)    any shares of Company Common Stock held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(iii)    except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(c), each share of Company Common Stock outstanding immediately prior to the Effective Time (including any shares of Company Common Stock issued upon exercise of Company Options or the vesting and settlement of Company RSUs before the Effective Time but excluding any Dissenting Shares) shall be converted into the right to receive Eleven Dollars and Fifty Cents ($11.50) per share in cash, without interest (the “Per Share Merger Consideration”);

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(iv)    each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time shall be treated as set forth in Section 5.3(a) of this Agreement;
(v)    each Company Stock-Based Award that is outstanding and unexercised as of immediately prior to the Effective Time shall be treated as set forth in Section 5.3(b) of this Agreement; and
(vi)    each share of the common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.
(b)    During the period from the date of this Agreement through the Effective Time: (i) the outstanding shares of Company Common Stock shall not be changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, combination or consolidation of shares, reclassification, recapitalization or other similar transaction; and (ii) the Company shall not declare a stock dividend during such period, or a record date with respect to any such event during such period.
(c)    Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into the right to receive the Per Share Merger Consideration provided for in Section 1.5(a)(iii), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the applicable provisions of the CGCL. Each holder of Dissenting Shares who, pursuant to the applicable provisions of the CGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Chapter 13 of the CGCL (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the Per Share Merger Consideration as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the satisfaction of the applicable conditions set forth in Section 1.7, the total amount of cash consideration to which such holder would be entitled in respect thereof under Section 1.5(a)(iii) as if such shares never had been Dissenting Shares (and all such cash shall be deemed for all purposes of this Agreement to have become deliverable to such holder pursuant to Section 1.5(a)(iii)). The Company shall give Parent (i) reasonably prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the applicable provisions of the CGCL and received by the Company, and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the applicable provisions of the CGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise required under the applicable provisions of the CGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.
1.6    Payment Fund. On or prior to the Closing Date, Parent shall select a reputable national bank or trust company reasonably acceptable to the Company (the “Paying Agent”) to act

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as paying agent under this Agreement for the purpose of distributing the aggregate cash consideration distributable pursuant to Section 1.5(a)(iii) (the “Cash Consideration”). At or prior to the Closing, Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, the Cash Consideration (the “Payment Fund”).
1.7    Payment Procedures.
(a)    As soon as practicable after the Effective Time (but in no event later than two (2) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (collectively, the “Certificates”), and to each holder of record of uncertificated shares of Company Common Stock outstanding immediately prior to the Effective Time that are represented by book-entry (the “Book-Entry Shares”): (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates or Book Entry Shares shall pass, only upon delivery of the Certificates (or, in the case of Book Entry Shares, in adherence with the applicable procedures set forth in the letter of transmittal) to the Paying Agent, and which letter of transmittal shall be in customary form and have such other provisions as Parent and the Company shall reasonably agree before the Effective Time; and (ii) instructions for effecting the surrender of such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for such holder’s applicable portion of the Cash Consideration. Upon surrender of a Certificate (or affidavits of loss in lieu thereof), or in the case of Book-Entry Shares, in adherence with the applicable procedures set forth in the letter of transmittal, to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions to the letter of transmittal, and such other documents as may be reasonably required by the Paying Agent or pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the applicable portion of the Cash Consideration, and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled.
(b)    No interest will be paid or will accrue on the Cash Consideration. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the applicable portion of the Cash Consideration shall be payable to such transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid.
1.8    Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Book-Entry Shares on the first anniversary of the Effective Time shall be delivered to Parent, and any holder of Certificates or Book-Entry Shares who has not complied with the provisions of this Section 1 as of that time shall thereafter look only to Parent for the applicable portion of the Cash Consideration payable with respect to the shares of Company Common Stock formerly represented thereby, and Parent shall, upon the request of any such holder of Certificates or Book-Entry Shares, promptly pay to such Persons the applicable portion of the Cash Consideration to which such Persons is entitled. Any such portion of the Payment

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Fund remaining unclaimed by a holder of Certificates or Book-Entry Shares on the date that is five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body pursuant to applicable Legal Requirements) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any claims or interest of any person previously entitled to that portion of the Payment Fund.
1.9    Lost Certificates. If any Certificate shall have been lost, stolen, mutilated, or destroyed, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable portion of the Cash Consideration with respect to the shares of Company Common Stock formerly represented thereby only after the person claiming such Certificate to be lost, stolen, mutilated or destroyed makes an affidavit to such effect, in form and substance reasonably acceptable to Parent.
1.10    Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the Cash Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Legal Requirement. To the extent that amounts are so withheld and timely paid over to the proper Governmental Body by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.
1.11    Transfer Taxes. All transfer, documentary, registration and other such Taxes (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement) payable in connection with the Merger and the other transactions contemplated by this Agreement will be timely paid by Parent.
1.12    Further Action. If, at any time after the Effective Time, Parent or the Surviving Corporation determine that any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
Section 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub as follows, subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures cross-referenced to another part or subpart of the Company Disclosure Schedule; (c) any exception or disclosure in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent that such exception or

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disclosure qualifies such other representation or warranty; and (d) except as set forth in the Company SEC Documents filed prior to the date hereof:
2.1    Subsidiaries; Due Organization.
(a)    Schedule 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. The Company is the owner of all of the issued and outstanding shares of capital stock of each Subsidiary, free and clear of all Encumbrances, and all such shares are duly authorized, validly issued, fully paid and (where such concept is recognized) nonassessable and are not subject to any preemptive right, right of first refusal or similar right created by statute, organizational or governing document or Contract. Neither the Company nor any of the Entities identified in Schedule 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Schedule 2.1(a) of the Company Disclosure Schedule. The Company has not agreed and is not obligated to make, nor or is it bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Entity.
(b)    The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.
(c)    The Company and each of its Subsidiaries (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of such jurisdictions where the nature of its business requires such qualification, except as would not reasonably be expected to have a Company Material Adverse Effect.
2.2    Capitalization.
(a)    The authorized capital stock of the Company consists solely of 7,500,000 shares of Company Common Stock and 168,625 shares of Company Preferred Stock, of which 68,625 shares are designated Series A Preferred Stock and 100,000 shares are undesignated. As of the close of business on September 28, 2012, a total of 2,721,907 shares of Company Common Stock are issued and outstanding and no shares of Company Preferred Stock are issued and outstanding. As of the close of business on September 28, 2012, (i) a total of 587,986 shares of Company Common Stock are subject to outstanding Company Options, (ii) a total of 57,093 shares of Company Common Stock are subject to outstanding Company Stock-Based Awards and a (iii) a total of up to 11,384 shares of Company Common Stock are subject to issuance pursuant to outstanding awards granted under the Company ESPP. The Equity Award Chart described in Schedule 2.2(a) of the Company Disclosure Schedule delivered by the Company to Parent accurately describes the current vesting schedules of all outstanding Company Options and Company Stock-

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Based Awards and the maximum number of shares issuable under the Company ESPP through the date indicated on such Equity Award Chart.
(b)    All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock are entitled or subject to, or have been issued in violation of, any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock are subject to any right of first refusal in favor of the Company. To the knowledge of the Company, there is no Company Contract currently in effect relating to the voting of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is it bound by any Contract, to acquire or redeem any outstanding shares of Company Common Stock or other securities.
(c)    Except as described in Section 2.2(a) above, as of the date of this Agreement, there is no: (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) pursuant to a Contract to which the Company or any of its Subsidiaries is a party to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company or any of its Subsidiaries; or (C) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
2.3    SEC Filings; Financial Statements.
(e)    The Company has filed all forms, statements, schedules, reports and documents (including items incorporated by reference) required to be filed by the Company with the SEC since November 1, 2010 and all such forms, statements, schedules, reports and documents in the form filed with the SEC are available on the SEC’s EDGAR website. All such required forms, statements, schedules, reports and documents (including those that Company may file subsequent to the Agreement Date) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, except (A) in the case of Company SEC Reports filed on or before the date of this Agreement that were amended or superseded on or before the date of this Agreement, by the filing of the applicable amending or superseding Company SEC Reports; and (B) in the case of Company SEC Reports filed after the date of this Agreement that are amended or superseded before the Effective Time, by the filing of the applicable amending or superseding Company SEC Reports.
(f)    The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that in the case

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of unaudited financial statements, may not contain footnotes and are subject to normal and recurring adjustments), and (ii) fairly presented in all material respects in accordance with GAAP, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby.
(g)    The Company has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. As of the date of this Agreement, to the knowledge of the Company, there were no material weaknesses, or series of multiple significant deficiencies that are reasonably likely to collectively represent a material weakness, in the design and operation of such internal controls. As used in this Agreement, “material weakness” and “significant deficiencies” shall have the meanings given to such respective terms by the Public Company Accounting Oversight Board.
(h)    The Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.
(i)    Since November 1, 2010, neither the Company nor any of its directors, officers or, to the knowledge of the Company, auditors or accountants has received or otherwise had or obtained, actual knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its directors, officers, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company. Since November 1, 2010, there have been no internal investigations regarding accounting treatment or revenue recognition, in accordance with GAAP, discussed with, reviewed by or initiated at the direction of the Company’s

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chief executive officer, chief financial officer, chief accounting officer or principal legal counsel or the Company Board or any committee thereof.
(j)    The Company does not have any material accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (i) liabilities identified as such, or specifically reserved against, in the audited consolidated balance sheet of the Company as of July 31, 2012 contained in the Company SEC Reports (the “Company Balance Sheet”); (ii) liabilities that have been incurred by the Company since the Company Balance Sheet Date in the ordinary course of business; (iii) liabilities for performance of obligations of the Company pursuant to the terms of Company Contracts; (iv) liabilities incurred by the Company in connection with this Agreement and the Contemplated Transactions; (v) liabilities of a type which would not be required to be included in a balance sheet (or the notes thereto) prepared in accordance with GAAP; and (vi) liabilities described in Schedule 2.3(f) of the Company Disclosure Schedule.
2.4    Absence of Changes. Between July 31, 2012 (the “Company Balance Sheet Date”) and the date of this Agreement:
(d)    there has not been any Company Material Adverse Effect;
(e)    the Company has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, other than distributions of Company Common Stock issued upon the exercise of Company Options or the vesting or settlement of Company RSUs; or (ii) acquired, redeemed or otherwise reacquired any shares of its capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment and pursuant to the Company’s fiscal 2012 stock repurchase program;
(f)    there has been no amendment to the articles of incorporation or bylaws of the Company;
(g)    neither the Company nor any of its Subsidiaries has lent money to any Person (other than advances to employees in the ordinary course of business);
(h)    the Company has not materially changed any of its methods of accounting or accounting practices, except as required by concurrent changes in GAAP or SEC rules and regulations;
(i)    the Company has not made any material Tax election;
(j)    neither the Company nor any of its Subsidiaries has commenced, or settled, any material Legal Proceeding; and
(k)    neither the Company or, if applicable, any of its Subsidiaries, has agreed or committed to take any of the actions referred to in clauses “(b)” through “(g)” above.

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2.5    Title to Assets. The Company and each of its Subsidiaries owns, and has good and valid title to, all material assets purported to be owned by them, including all material assets reflected on the Company Balance Sheet (except for assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business). To the knowledge of the Company, all of said assets are owned by the Company or one of its Subsidiaries free and clear of any Encumbrances, except for liens described in Schedule 2.5 of the Company Disclosure Schedule. The Company or one of its Subsidiaries is the lessee of, and holds valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Company Balance Sheet (it being understood that the representations and warranties contained in this Section 2.5 do not apply to ownership of, or Encumbrances with respect to, Intellectual Property and Intellectual Property Rights, which matters are addressed solely in the representations and warranties set forth in Section 2.7).
2.6    Real Property; Leases.
(c)    The Company and its Subsidiaries do not own any real property.
(d)    Schedule 2.6(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease: (i) pursuant to which any real property is being leased to the Company or any of its Subsidiaries; and (ii) having aggregate lease payments in excess of $100,000 over the 12-month period commencing on the date of this Agreement. (All real property leased to the Company or any of its Subsidiaries is referred to as the “Leased Real Property”).
(e)    Schedule 2.6(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts: (i) granting to any Person (other than the Company or any of its Subsidiaries) a right of use or occupancy of any of the Leased Real Property; and (ii) having aggregate payments in excess of $250,000 over the 12-month period commencing on the date of this Agreement.
2.7    Intellectual Property.
(a)    Schedule 2.7(a) of the Company Disclosure Schedule sets forth a list of all Company Registered IP. All filings, payments and other actions required to be made or taken by the Company or any of its Subsidiaries before the date of this Agreement to maintain each item of material Company Registered IP have been made and taken, except as would not reasonably be expected to materially impair any such Company Registered IP. As of the date of this Agreement and to the knowledge of the Company, none of the patents or patent applications listed in Schedule 2.7(a) of the Company Disclosure Schedule is involved in any interference, reexamination, opposition or similar active proceeding.
(b)    Each item of material Company Owned IP is owned by the Company or its Subsidiaries, free and clear of any Encumbrances. To the knowledge of the Company, the Company Owned IP and the Company In-Licensed IP constitutes all of the Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as it is currently conducted by the Company and its Subsidiaries.

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(c)    Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any material Company Owned IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any material Company Owned IP.
(d)    The Company and its Subsidiaries have taken commercially reasonable steps to protect the Company’s and its Subsidiaries’ rights in trade secrets of the Company and its Subsidiaries.
(e)    To the knowledge of the Company, as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating, any material Company Owned IP.
(f)    To the knowledge of the Company, the development, manufacturing, marketing, sale, offer for sale, exportation, distribution and/or use of any Company Products does not infringe or misappropriate any Intellectual Property Right of any other Person.
2.8    Contracts.
(a)    Schedule 2.8 of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Significant Contract as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a “Company Significant Contract”:
(i)    any Contract constituting a Company Employee Agreement pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination or similar payment in excess of $100,000 to any Company Employee (except as may be required by applicable Legal Requirements);
(ii)    any Contract pursuant to which the Company or any of its Subsidiaries licenses from any Person (other than the Company and its Subsidiaries) any material Intellectual Property Rights (other than software license agreements for any third-party software that is generally available to the public at a cost of less than $100,000 per year);
(iii)    any Contract pursuant to which the Company or any of its Subsidiaries licenses to any Person (other than the Company and its Subsidiaries) any material Company Owned IP which is likely to generate, over the twelve (12) month period from the date of this Agreement, more than $100,000 in revenues for the Company or any of its Subsidiaries;
(iv)    any Contract with any distributor or other reseller or sales representative which is likely to generate, over the twelve (12) month period from the date of this Agreement, more than $100,000 in revenues for the Company or any of its Subsidiaries;
(v)    any Contract that provides for: (A) reimbursement of any Company Employee for, or advancement to any Company Employee of, legal fees or other expenses

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associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Employee;
(vi)    any Contract imposing any restriction on the right or ability of the Company or any of its Subsidiaries: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, manufacture, license, market, assemble, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; (E) to transact business with any other Person; or (F) to operate at any location in the world;
(vii)    any Contract evidencing indebtedness in excess of $100,000;
(viii)    any Contract relating to the lease or sublease of Leased Real Property, other than leases or subleases that do not involve aggregate payments in excess of $100,000 over the 12-month period commencing on the date of this Agreement;
(ix)    any labor or collective bargaining Contract;
(x)    any joint venture or partnership Contract or Contract requiring the sharing of profits;
(xi)    any Contract pursuant to which any third party is entitled to market any of the Company Products and under which the Company has received revenue of at least $250,000 in the first four successive fiscal quarters ended July 31, 2012 or under which it is reasonably likely that the Company will receive revenue of at least $250,000 in the first four successive fiscal quarters ending January 31, 2013;
(xii)    any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person (other than its Subsidiaries);
(xiii)    any other Contract that by its terms involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in any individual fiscal year which is not terminable without material penalty by the Company on less than 90 days’ notice; and
(xiv)    any other Contract not listed in Sections 2.8(a)(i)-(xiii) that would be a “material contract” under Rule 601 of Regulation S‑K of the SEC (excluding any Company Equity Incentive Plans or Company ESPP or forms of agreement used under any of such plans).
The Company has delivered or made available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Significant Contract as of the date of this Agreement.

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(b)    Each Company Significant Contract is valid and in full force and effect, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.
(c)    As of the date of this Agreement: (i) neither the Company nor any of its Subsidiaries is in breach or any default under any Company Significant Contract; (ii) to the knowledge of the Company, no other Person is in breach or any default under, any Company Significant Contract; and (iii) to the knowledge of the Company, no event has occurred and is continuing, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Significant Contract; (B) give any Person the right to declare a default under any Company Significant Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Significant Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Significant Contract; or (E) give any Person the right to cancel, terminate or modify any Company Significant Contract; except, in the case of clauses “(i)” through “(iii)” of this sentence, as would not reasonably be expected to have a Company Material Adverse Effect.
2.9    Compliance with Legal Requirements. The Company and its Subsidiaries are in material compliance with all applicable Legal Requirements. Since November 1, 2010, neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.
2.10    Certain Business Practices. Neither the Company, any of its Subsidiaries, nor, to the knowledge of the Company, any Company Employee with respect to any matter relating to the Company and its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.
2.11    Governmental Authorizations. The Company and its Subsidiaries hold all material Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct their respective businesses substantially in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Since November 1, 2010, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.
2.12    Tax Matters.
(a)    Each of the material Tax Returns required to be filed by the Company and its Subsidiaries with respect to any Taxable period ending on or before the Closing Date: (i)

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has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in substantial compliance with all applicable Legal Requirements. All amounts shown on the material Tax Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.
(b)    The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, shareholder, or other third party.
(c)    The Company Balance Sheet reflects all liabilities for unpaid material Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any liability for unpaid material Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date.
(d)    To the knowledge of the Company, no material Tax Return is currently subject to an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any of the material Tax Returns has been granted by the Company or any of its Subsidiaries, and no such extension or waiver has been requested from the Company or any of its Subsidiaries.
(e)    As of the date of this Agreement, to the knowledge of the Company, no Legal Proceeding is pending with respect to the Company or any of its Subsidiaries in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or one of its Subsidiaries). There are no Encumbrances for material Taxes upon any of the assets of the Company and its Subsidiaries.
(f)    There are no Contracts relating to allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party, other than Contracts between the Company or one or more of its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any other Person (other than the Company and its Subsidiaries), nor is it currently under any contractual obligation to indemnify any Person (other than the Company and its Subsidiaries) with respect to any amounts of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) nor are they a party to any Contract providing for payments by the Company or its Subsidiaries with respect to any amount of Taxes of any other Person (other than the Company and its Subsidiaries).
(g)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the previous two years.
(h)    Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the

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meaning of any similar Legal Requirement to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.
2.13    Employee and Labor Matters; Benefit Plans.
(a)    To the knowledge of the Company, no Company Employee is a party to or is bound by any noncompetition agreement that may have a material effect on the business or operations of the Company and its Subsidiaries.
(b)    As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with a labor organization representing any Company Employee, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any Company Employee. As of the date of this Agreement, there is not pending, and, to the knowledge of the Company, no Person has threatened in writing to commence, any strike, slowdown, work stoppage, lockout, job action or picketing.
(c)    Schedule 2.13(c) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement: (i) involving obligations in excess of $100,000; or (ii) that constitutes a “material contract” (as such term defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC).
(d)    The Company has delivered or made available to Parent accurate and complete copies, as of the date of this Agreement, of copies of each material Company Employee Plan, including all amendments thereto and all related trust documents.
(e)    Each Company Employee Plan has been established and maintained in all material respects in accordance with its material terms.
(f)    Except as set forth on Schedule 2.13(g) or as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan or Company Employee Agreement that will or may result (either alone or in connection with any other circumstance or event) in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, except as may be required by applicable law.
(g)    As of the date of this Agreement, there is no agreement, plan, arrangement or other Contract covering any Company Employee, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). Neither the Company nor any of its Subsidiaries is a party to or has any obligation

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under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.
2.14    Transactions with Affiliates. Except as set forth in the Company SEC Documents filed before the date of this Agreement, between November 1, 2010 and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
2.15    Legal Proceedings; Orders.
(a)    As of the date of this Agreement, (i) there is no pending Legal Proceeding and (ii) to the knowledge of the Company, no Governmental Body or other Person has threatened in writing to commence any Legal Proceeding; to which the Company or any of its Subsidiaries is a party or is threatened to become a party, that, in each case, (A) would reasonably be expected to result in a material liability to the Company; or (B) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.
(b)    As of the date of this Agreement, there is no material Order to which the Company or any of its Subsidiaries, or any of their respective material assets, is subject.
2.16    Environmental Compliance.
(a)    The Company or one of its Subsidiaries possesses, and is in material compliance with, all permits, licenses and Governmental Authorizations and has filed all material notices that are required under Legal Requirements relating to protection of the environment or human health, pollution control and hazardous materials (“Environmental Laws”) applicable to the Company and its Subsidiaries.
(b)    The Company and its Subsidiaries is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws.
2.17    Authority. The Company has the corporate right, power and authority to enter into and to perform and, subject to obtaining the Required Company Shareholder Vote, to consummate its obligations under this Agreement. The Company Board (at a meeting duly called and held), as of the date of this Agreement has: (a) determined that the Merger is fair to, and in the best interests of, the Company and the Company Shareholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; and (c) recommended the approval of the principal terms of this Agreement and the Merger by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company Shareholders at the Company Shareholders’ Meeting. Assuming due execution and delivery of this Agreement by Parent and Merger Sub, this Agreement will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief, and other equitable remedies.

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2.18    Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the CGCL, the HSR Act and any foreign Antitrust Laws, and as set forth in Schedule 2.18 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):
(a)    contravene, conflict with or result in a violation of any of the provisions of the articles of incorporation or bylaws of the Company;
(b)    contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which the Company, any of its Subsidiaries, or any of their respective material assets are subject;
(c)    contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of the Company and its Subsidiaries as currently conducted;
(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Significant Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Significant Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Significant Contract; (iii) accelerate the maturity or performance of any such Company Significant Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Significant Contract; or
(e)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its Subsidiaries;
except, in the case of clauses “(b)” through “(e)” of this sentence, as does not have or result in, or would not reasonably be expected to have a Company Material Adverse Effect. The Company is not, and will not be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement by the Company; or (ii) the consummation of the Merger or any of the other Contemplated Transactions, except in each case (A) as may be required by the applicable provisions of the Exchange Act, the CGCL, the HSR Act and any foreign Antitrust Laws; or (B) the failure of which to make such filing, give such notice, or obtain such Consent, would not reasonably be expected to have a Company Material Adverse Effect.
2.19    Information Supplied. The preliminary and definitive proxy statements to be filed by the Company with the SEC (collectively, the “Proxy Statement”) and any amendments or supplements thereto, shall not, on each relevant filing date, on the date of mailing to the Company Shareholders and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false

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or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time before the Effective Time the Company discovers any event relating to the Company or any of its Affiliates which is required to be set forth in a supplement to the Proxy Statement, the Company shall inform Parent reasonably promptly. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in the Proxy Statement.
2.20    Fairness Opinion. Pursuant to the execution of this Agreement, the Company received an opinion from RBC Capital Markets, LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement and based upon and subject to the matters set forth in the opinion, the Per Share Merger Consideration to be paid to the Company Shareholders is fair, from a financial point of view, to the Company Shareholders. RBC Capital Markets, LLC shall be paid by the Company, for such opinion and the related work on such opinion, the cash sum set forth in Section 2.20 of the Company Disclosure Schedule.
2.21    Financial Advisor. Except for the amount not to exceed the dollar amount set forth in Section 2.21 of the Company Disclosure Schedule to be paid by Company to RBC Capital Markets, LLC and the opinion fee disclosed in Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.
Section 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows, subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (b) any exceptions or disclosures cross-referenced to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure qualifies such other representation or warranty:
3.1    Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all necessary corporate power and authority: (a) to conduct their businesses in the manner in which their businesses are currently being conducted; (b) to own and use their assets in the manner in which their assets are currently owned and used; and (c) to perform their obligations under all Contracts by which they are bound, except, in each case, as would not reasonably be expected to have a Parent Material Adverse Effect.
3.2    Legal Proceedings.

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(k)    As of the date of this Agreement, (i) there is no pending Legal Proceeding; and (ii) to the knowledge of the Company, no Governmental Body or other Person has threatened in writing to commence any Legal Proceeding; to which Parent or Merger Sub is a party or is threatened to become a party, that (A) questions or challenges (1) the validity of the Agreement or (2) any action required to be taken by Parent hereunder or (B) would reasonably be expected to have a Parent Material Adverse Effect.
(l)    As of the date of this Agreement, there is no Order to which the Parent, or any of its material assets, is subject, except as would not reasonably be expected to have a Parent Material Adverse Effect.
3.3    Authority. Each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform and consummate their respective obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held or acting by unanimous written consent) has authorized and approved the execution, delivery and performance of this Agreement by Parent. The board of directors of Merger Sub (by unanimous written consent) has: (a) determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and Parent (as Merger Sub’s sole shareholder); (b) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub and approved the Merger; (c) recommended the approval of the principal terms of this Agreement and the Merger by the sole shareholder of Merger Sub and directed that this Agreement and the Merger be submitted for consideration by the sole shareholder of Merger Sub. Parent, as the sole shareholder of Merger Sub, has approved the principal terms of this Agreement and the Merger. No other action on the part of Parent’s or Merger Sub’s board of directors or shareholders is required to approve this Agreement or perform and consummate the Merger. Assuming due execution and delivery of this Agreement by the Company, this Agreement will constitute a valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief, and other equitable remedies.
3.4    Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the CGCL, the HSR Act and any foreign Antitrust Laws, neither (1) the execution and delivery of this Agreement by Parent and Merger Sub, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time or both):
(a)    contravene, conflict with or result in a violation of any of the provisions of the articles of incorporation (or certificate of incorporation, as applicable) or bylaws of Parent or Merger Sub;
(b)    contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent or Merger Sub, or any of their material assets, is subject;
(c)    contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to the business of Parent and Merger Sub as currently conducted;

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(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Contract; (iii) accelerate the maturity or performance of any such Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Contract; or
(e)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or Merger Sub, except, in the case of clauses “(b)” through “(e)” of this sentence, as would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement; or (ii) the consummation of the Merger or any of the other Contemplated Transactions, except in each case: (A) as may be required by the applicable provisions of the Exchange Act, the HSR Act and any foreign Antitrust Laws; or (B) the failure of which to make such filing, give such notice, or obtain such Consent, would not reasonably be expected to have a Parent Material Adverse Effect.
3.5    Information Supplied. The information supplied by Parent for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company Shareholders and at the time of the Company Shareholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting which has become false or misleading. If at any time before the Effective Time, any event relating to Parent or any of its Affiliates should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.
3.6    Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent.
3.7    No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.
3.8    Sufficiency of Funds. Parent and Merger Sub, in either case, now have, and will have at and after the Closing funds sufficient to pay all of the amounts payable under Section 1 of this Agreement or otherwise in connection with the Merger and the Contemplated Transactions and related fees and expenses of the parties associated therewith.

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3.9    Shareholder and Management Arrangements. Except as expressly authorized by the Company, as of the date of this Agreement, neither Parent or Merger Sub, or any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any shareholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time.
3.10    Solvency. As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including payment of the amounts payable under Section 1 of this Agreement or otherwise in connection with the Merger and the Contemplated Transactions and related fees and expenses of the parties associated therewith: (i) the amount of the “fair saleable value” of the assets of each of Parent, the Surviving Corporation and its Subsidiaries, respectively, will exceed (A) the value of all liabilities of each of Parent, the Surviving Corporation and such Subsidiaries, respectively, including contingent and other liabilities, and (B) the amount that will be required to pay the probable liabilities of each of Parent, the Surviving Corporation and such Subsidiaries, respectively, on their existing debts as such debts become absolute and matured, (ii) each of Parent, the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged, and (iii) each of Parent, the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they become due. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
3.11    Ownership of Common Stock. None of Parent, Merger Sub, or any of their Affiliates owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).
3.12    Investigation. In entering into this Agreement, Parent acknowledges that, except for the specific representations and warranties of the Company contained in Section 2, neither the Company nor any of its Affiliates or Representatives makes or has made any representation or warranty, either express or implied, as to, (a) the business, operations, technology, assets, liabilities, results of operations, financial condition or prospects of the Company, or (b) the accuracy or completeness of any of the information provided or otherwise made available to Parent or any of its Affiliates, agents or Representatives.
Section 4.    CERTAIN COVENANTS OF THE PARTIES
4.1    Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8 (the “Pre-Closing Period”), the Company shall: (a) provide Parent and Parent’s

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Representatives with reasonable access during normal business hours, on reasonable prior notice, to the Company’s personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide or make available to Parent and Parent’s Representatives, at Parent’s expense, such copies of the existing books, records, Tax Returns and other documents and information relating to the Company as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period and subject to applicable Antitrust Laws, the Company and Parent shall promptly provide the other party with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company, Parent or Merger Sub, as applicable, in connection with the Merger or any of the other Contemplated Transactions. The foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or the violation of any obligations of the Company with respect to confidentiality or non-disclosure if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any applicable attorney-client privilege or (iii) the violation of any applicable Legal Requirement.
4.2    Operations Before Closing.
(l)    During the Pre-Closing Period, the Company shall use commercially reasonable efforts to conduct its business and operations in the ordinary course and in material compliance with all applicable Legal Requirements.
(m)    Except as set forth in Schedule 4.2(b) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which prior written consent shall not be unreasonably withheld, conditioned or delayed):
(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, split, combine or reclassify any capital stock, or acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;
(ii)    sell, issue, grant or authorize the sale, issuance, or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that (i) the Company may issue shares of Company Common Stock pursuant to the exercise of Company Options, upon the vesting or achievement of milestones under Company Stock-Based Awards or other Company securities under the Company Equity Incentive Plans, in each case, outstanding on the Agreement Date or pursuant to the Company ESPP, and (ii) the Company may grant Company Options, Company Stock-Based Awards or other Company securities under the Company Equity Incentive Plans to any newly hired employees of the Company and to Company employees in the ordinary course of business in connection with the Company’s annual review and promotion processes;

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(iii)    amend or accelerate the vesting under, any provision of any of the Company Equity Incentive Plans or the Company ESPP or any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security, except as required by applicable Legal Requirements or as contemplated pursuant to Section 5.3 of this Agreement or any Contract in existence as of the date of this Agreement;
(iv)    amend or permit the adoption of any amendment to its articles of incorporation or bylaws;
(v)    acquire any equity interest or other interest in any other Entity, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;
(vi)    enter into any Contract that would explicitly impose any restriction on the right or ability of the Company or any of its Subsidiaries: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, manufacture, license, market, assemble, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; (E) to transact business with any other Person; or (F) to operate at any location in the world;
(vii)    other than in the ordinary course of business, make any capital expenditure; whether in the ordinary course of business or otherwise, or make any capital expenditure in excess of two hundred thousand dollars ($200,000);
(viii)    amend or terminate (other than expiration in accordance with its terms), or waive any material right or remedy under, any Company Significant Contract;
(ix)    acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business; or (B) that are not material to the business of the Company);
(x)    make any pledge of any of its material assets or permit any of its material assets, or any of its cash equivalents or short-term investments, to become subject to any Encumbrances;
(xi)    lend money to any Person (other than advances to Company employees in the ordinary course of business), or except in the ordinary course of business, incur or guarantee any indebtedness;
(xii)    establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits

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or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any Company Employees (except that the Company: (A) may provide routine salary increases to Company Employees in the ordinary course of business and in connection with the Company’s customary employee review process; (B) may enter into Company Employee Agreements with newly-hired Company Employees; (C) may amend the Company Employee Plans to the extent required by applicable Legal Requirements; and (D) may make customary bonus payments in accordance with bonus plans or arrangements existing on the date of this Agreement);
(xiii)    hire any employee at the level of Vice President or above or with an annual base salary in excess of $200,000 (except in order to fill a position vacated after the date of this Agreement);
(xiv)    other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;
(xv)    make or change any material Tax election;
(xvi)    commence any Legal Proceeding, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business; or (C) in connection with a breach of this Agreement or related to the Contemplated Transactions;
(xvii)    conduct the business of Company in a manner that would not reasonably be deemed to involve reasonable efforts (on an overall basis) to maintain the Company’s business in the ordinary course (including but not limited to the maintenance of the Company’s assets, trademarks, copyrights, client relationships, contracts, key employees, opportunities, and sales prospects) so as to promote the best interests of Company in a commercially reasonable manner;
(xviii)    make any material discretionary cash payments (meaning payments the Company has no contractual or legal obligation to make) of any kind, including but not limited to discretionary bonuses, discretionary dividend payments and/or declarations, and /or discretionary contributions to the management and/or to employees (other than payments of marketing and similar expenses in the ordinary course of business to persons or entities that are not employees or officers of the Company);
(xix)    make any discretionary amendments (meaning amendments the Company has no contractual or legal obligation to make) to existing director or executive or employee compensation contracts, terms or provisions or amendments or other changes in change of control benefits or rights; issuance of discretionary bonuses; granting of new options; or any other decision outside the regular course of Company’s business that will encumber Company’s assets, or result in a reduction of Company’s cash balance, from now to Effective Time. All new material third party contracts, agreements, terms and/or other encumbrances (other than agreements

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with customers in the ordinary course of business) shall be reviewed in a timely manner with Parent prior to Company’s execution thereof;
(xx)    except as and to the extent required under the Company’s 2005 Directors Stock Option Plan, as amended to date, the Company’s 1996 Directors Stock Option Plan, as amended to date, or under any written agreement of the Company made and in effect prior to the date of this Agreement, and (except with regard to Company Stock Options or Company Stock–Based Awards held by the Company’s Chief Executive Officer for which vesting may be accelerated), accelerate the vesting of any options to purchase shares of the Company’s Common Stock or the vesting of any Company Stock-Based Award;
(xxi)    repurchase any shares of Company Common Stock pursuant to the Company’s stock repurchase program;
(xxii)    replace, change, alter or amend, at a materially higher cost to Company or at a materially lower level of service, any vendor or supplier or third party service provider; and Company shall not renegotiate, for a material higher cost to Company or to a material lower level of service, any existing vendor or supplier or third party service provider relationship, without approval of Parent unless in each such case, in the good faith judgment of the Company, such action is reasonably necessary in order to maintain the business of the Company, preserve its assets and/or avoid liabilities or promoted the Company’s best interests;
(xxiii)    allow the Company Closing Cash/AR Balance to be below twenty-two million dollars ($22,000,000) as of the Effective Time, or enter into any agreement or commitment (other than obligations and payables incurred in the ordinary course of the Company’s business or for Company Transaction Expenses or otherwise permitted under this Section 4.2(b)) that would prevent the Company’s cash balance from being available to Parent to use for the Closing;
(xxiv)    enter into any new supplier and / or outsourced services relationships not in the ordinary course of the Company’s business, or any joint venture or joint technology development agreement, including but not limited to any relationship with a third party for the development of Company’s technology, including but not limited to any prospective joint venture with the party named in Section 4.2(b)(xxiv) of the Company’s Disclosure Schedule; or
(xxv)    agree or commit to take any of the actions described in clauses “(i)” through “(xxiv)” of this Section 4.2(b).
If the Company desires to take an action that requires the prior written consent of Parent pursuant to this Section 4.2(b) which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall deliver to Parent a written request for such written consent. Parent shall use commercially reasonable efforts to approve or deny the Company’s request as soon as reasonably practicable, and in any event, within five (5) Business Days after Parent has received the Company’s request. If the Company receives no such consent or denial within five (5) Business Days after Parent has received the Company’s request, Parent shall be deemed to have denied its consent to the action set forth in such request.

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(n)    Parent, as the sole shareholder of Merger Sub, shall cause Merger Sub to perform its obligations under this Agreement.
(o)    During the Pre-Closing Period, the Company shall promptly notify Parent in writing after learning of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or materially unlikely or that would reasonably be expected to have a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 4.2(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.
(p)    During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or materially unlikely or that would reasonably be expected to have a Parent Material Adverse Effect. No notification given to the Company pursuant to this Section 4.2(e) shall limit or otherwise affect any of the Parent’s representations, warranties, covenants or obligations contained in this Agreement.
4.3    Go-Shop; Solicitation.
(f)    During the time period beginning on the date of this Agreement and continuing until 11:59 P.M., New York City time, on October 29, 2012 (such time and date, the "Go-Shop Period Expiration Date"), the Company and its Subsidiaries may, directly or indirectly through any of their Representatives: (i) solicit, initiate, resume, continue or encourage, whether publicly or otherwise, any Acquisition Inquiry or Acquisition Proposal, including by way of providing access to or otherwise making available non-public information related to the Company; provided, however, that the Company shall only permit such non-public information related to the Company to be provided pursuant to an executed confidentiality agreement not materially less restrictive than the Confidentiality Agreement or, in the case of any third party with whom the Company or its Representatives had communications at any time prior to the date of this Agreement regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to any Acquisition Proposal, any confidentiality agreement entered into prior to the date of this Agreement by the Company and such third party, and provided further that the Company shall promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries to which any such person is provided such access and which was not previously provided or made available to Parent; and (ii) engage in and maintain discussions or negotiations, including, without limitation, resuming or continuing discussions or negotiations with any party with whom the Company or its Representatives had communications at any time prior to the date of this Agreement, with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to any Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any Acquisition Proposal.
(g)    Except as may relate to any Qualified Go-Shop Bidder or as permitted by the following provisions of this Section 4.3, after the Go-Shop Period Expiration Date, the Company shall immediately cease and cause to be terminated any discussions with any Person otherwise prohibited by this Section 4.3(b). From and after the Go-Shop Period Expiration Date

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until the Effective Time, or if earlier, the valid termination of the Agreement in accordance with its terms, the Company shall not, nor shall the Company authorize or direct its Subsidiaries and their respective Representatives to, directly or indirectly:
(i)    solicit, initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Inquiry or Acquisition Proposal;
(ii)    furnish or make available any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Inquiry or Acquisition Proposal;
(iii)    engage in discussions or negotiations with any Person with respect to any Acquisition Inquiry or Acquisition Proposal;
(iv)    approve, endorse or recommend any Acquisition Proposal; or
(v)    enter into any letter of intent or similar document or Contract contemplating or otherwise relating to any Acquisition Transaction;
provided, however, that notwithstanding the foregoing, this Section 4.3(b) shall not prohibit the Company from furnishing or making available non-public information regarding the Company to, entering into discussions and negotiations with, or amending, waiving, or releasing restrictions contained in any standstill or similar agreement applicable to, any Person in response to an Acquisition Inquiry or Acquisition Proposal that constitutes, or could reasonably be expected to lead to, a Superior Offer if: (A) the Company Board concludes in good faith, after having consulted with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company Shareholders under applicable Legal Requirements; (B) at least two (2) Business Days prior to first furnishing or making available any such non-public information to, or entering into discussions or negotiations with, or taking such action regarding, such Person, subject to the Company’s obligations pursuant to any existing confidentiality or non-disclosure agreement, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish or make available non-public information to, and enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement not materially less restrictive than the Confidentiality Agreement; and (C) prior to furnishing or making available any such non-public information to such Person, the Company furnishes or makes available such non-public information to Parent (to the extent the Company has not previously furnished or made available such non-public information to Parent).
(h)    After the Go-Shop Expiration Date, the Company shall promptly (and in no event later than forty-eight (48) hours after receipt of any Acquisition Inquiry or Acquisition Proposal) advise Parent of any Acquisition Inquiry or Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Inquiry or Acquisition Proposal, and the material terms thereof) that is made or submitted by any Person prior to the termination of this Agreement; provided, further, the Company shall keep Parent reasonably informed with respect to:

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(i) the status of any such Acquisition Inquiry or Acquisition Proposal; and (ii) the status and the material terms of any material modification or proposed material modification thereto.
Section 5.    ADDITIONAL COVENANTS OF THE PARTIES
5.1    Company Proxy Statement.
(q)    The Company shall prepare and cause to be filed with the SEC preliminary proxy materials to obtain the Required Company Shareholder Vote as promptly as reasonably practicable after the Go-Shop Expiration Date (or earlier if the Company can and desires to do so). Promptly following the later of (i) receipt and resolution of SEC comments thereon or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC, and cause the Proxy Statement to be mailed to the Company Shareholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to (x) comply as to form in all material respects with all applicable SEC requirements, and (y) otherwise comply in all material respects with all applicable Legal Requirements. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC, the Company shall provide Parent with reasonable opportunity to review and comment on each such filing in advance.
(r)    The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. The Company shall provide Parent with a reasonable opportunity to review and comment on any written response in advance. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, and shall cooperate in filing with the SEC or its staff or any other government officials, and/or, to the extent required, mailing to the Company Shareholders, such amendment or supplement.
5.2    Company Shareholders’ Meeting.
(i)    The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the Company Shareholders to vote on the approval of the principal terms of this Agreement and the Merger (the “Company Shareholders’ Meeting”). The Company shall ensure that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

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(j)    Subject to Sections 5.2(c) and (d): (i) the Proxy Statement shall include a statement to the effect that the Company Board recommends that the Company Shareholders vote to approve of the principal terms of this Agreement and the Merger at the Company Shareholders’ Meeting (such determination and recommendation being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent. Nothing in this Agreement shall preclude, (A) the Company from making any public disclosure of any material facts, including the fact that an Acquisition Inquiry or Acquisition Proposal has been submitted to the Company, if the Company Board determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties or any Legal Requirement, or (B) the Company Board from complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal.
(k)    Notwithstanding anything to the contrary contained in this Agreement, at any time before this Agreement is approved by the Required Company Shareholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent (such event, a “Change of Recommendation”), if: (i) the Company shall have provided to Parent notice before any meeting of the Company Board at which the Company Board will consider the possibility of withdrawing the Company Board Recommendation or modifying the Company Board Recommendation in a manner adverse to Parent, together with reasonably detailed information regarding the circumstances giving rise to the consideration of such possibility; and (ii) the Company Board determines in good faith, after consulting with its financial advisor and outside legal counsel: either (A) that the Company has received a Superior Offer that has not been withdrawn; or (B) that the failure to withdraw or modify the Company Board Recommendation would be inconsistent with its fiduciary obligations to the Company Shareholders under applicable Legal Requirements. The Company shall notify Parent promptly of any withdrawal of or modification to the Company Board Recommendation.
(l)    In addition, at any time prior to the time the Required Company Shareholder Vote has been obtained, the Company Board may, in response to a material development or change in material circumstances occurring or arising after the Agreement Date, the existence and material consequences of which were not known by the Company Board at or prior to the Agreement Date (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), make a Change of Recommendation if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that, in light of such Intervening Event, the failure of the Company Board to effect such a Change of Recommendation would be inconsistent with its fiduciary obligations to the Company Shareholders under applicable Legal Requirements; provided, that, the Company Board shall not be entitled to exercise its right to make a Change of Recommendation pursuant to this sentence unless the Company has (x) provided to Parent at least two (2) Business Day prior written notice (unless the Intervening Event arises fewer than two Business Days prior to the Company Shareholders’ Meeting in which case such notice shall be given as promptly as practicable) advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such two (2) Business Day period, if requested by Parent, engaged

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in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Change of Recommendation as a result of the Intervening Event.
5.3    Company Options; Company Stock-Based Awards.
(f)    Each Company Option outstanding and unexercised as of immediately before the Effective Time with a per share exercise price less than the Per Share Merger Consideration (the “Cash-Out Options”) (i) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the difference between (A) the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock subject to such outstanding and unexercised Company Option as to which such Company Option is vested and exercisable as of immediately prior to the Effective Time (the “Vested Option Shares”), and (B) the exercise price per share of such outstanding and unexercised Company Option multiplied by the number of Vested Option Shares subject to such Company Option, and (ii) the Company Board will take all necessary actions such that, at the Effective Time, each Company Option will, to the extent not vested, terminate effective upon the Effective Time. Each Company Option outstanding and unexercised as of immediately prior to the Effective Time with a per share exercise price greater than or equal to the Per Share Merger Consideration will be automatically cancelled as of the Effective Time without any consideration payable in respect thereof. As soon as reasonably practicable after the Effective Time, but no later than the first regularly scheduled payroll date thereafter, the Company, Parent, or the Surviving Corporation shall pay over to each holder of Cash-Out Options the aggregate cash consideration payable to such holder of Cash-Out Options pursuant to this Section 5.3(a) (without interest). Such cash consideration shall be rounded down to the nearest cent and the Company, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from such cash consideration such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any applicable Legal Requirement. To the extent that amounts are so withheld and timely paid over to the proper Governmental Body by the Company, Parent, or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Cash-Out Options in respect to which such deduction and withholding was made by the Company, Parent, or the Surviving Corporation, as the case may be.
(g)    Each Company Stock-Based Award (including without limitation each Company RSU) outstanding as of immediately before the Effective Time (whether vested or unvested) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Per Share Merger Consideration multiplied by (ii) the number of shares of Company Common Stock underlying such outstanding Company Stock-Based Award as to which such Company Stock-Based Award is vested as of immediately prior to the Effective Time; provided, however, that, notwithstanding the foregoing, the amount payable pursuant to this Section 5.3(b), as calculated pursuant to this sentence, shall be reduced by the amount of cash, if any, that the holder of the Company Stock-Based Award is obligated to pay to the Company or by which payment is reduced by the terms of such Company Stock-Based Award (such as, for example, in the case of stock appreciation rights), if any, with respect to such Company-Stock Based Award pursuant to the terms of the applicable award agreement. As soon as reasonably practicable after the Effective

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Time, but no later than the first regularly scheduled payroll date thereafter, the Company, Parent, or the Surviving Corporation shall pay over to each holder of a Company Stock-Based Award the aggregate cash consideration payable to such holder a Company Stock-Based Award pursuant to this Section 5.3(b) (without interest). Such cash consideration shall be rounded down to the nearest cent and the Company, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from such cash consideration such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any applicable Legal Requirement. To the extent that amounts are so withheld and timely paid over to the proper Governmental Body by the Company, Parent, or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Stock-Based Award in respect to which such deduction and withholding was made by the Company, Parent, or the Surviving Corporation, as the case may be. Any Person entitled to a cash payment pursuant to this Section 5.3(b) in exchange for shares of Company Common Stock subject to a Company Stock-Based Award shall not be entitled to a second payment pursuant to Section 1.5(a)(iii) with respect to such Company Stock-Based Award.
(h)    The Company shall suspend all participation, including payroll withholding, in the Company ESPP and not permit another Purchase Date (as defined in the Company ESPP) on or after one (1) Business Day prior to the Closing (such earlier date, the “Final Purchase Date”). On the Final Purchase Date, each outstanding option under the Company ESPP shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the Company ESPP, and all amounts remaining in each Company ESPP participants’ accounts after such exercise shall be refunded to such Company ESPP participant. Contingent upon the Effective Time, the Company shall terminate the ESPP effective as of one Business Day prior to the Closing Date.
5.4    Employee Benefits.
(g)    During the one (1) year period commencing at the Effective Time, Parent shall provide to employees of the Company and its Subsidiaries (the “Continuing Employees”) compensation (such term to include salary, bonus opportunities, commissions and severance) and benefits (including the costs thereof to Company Employee Plan participants) that are in the aggregate, no less favorable than the compensation and benefits being provided to Continuing Employees immediately prior to the Effective Time. Parent agrees that all Continuing Employees will be eligible to participate in: (i) Parent’s employee benefit plans and programs, including any equity incentive plan, pension plan, defined benefit plan, defined contribution plan, Section 401(k) plan, bonus plan, profit sharing plan, severance plan, medical plan, dental plan, life insurance plan, time-off programs and disability plan, in each case to the same extent as similarly situated employees of Parent; (ii) such Company Employee Plans as are continued by the Company or any of its Subsidiaries following the Closing Date, or are assumed by Parent (for the purposes of this Section 5.4(a) only, the plans referred to in clauses “(i)” and “(ii)” of this sentence being referred to as “Specified Benefit Plans”). Each Continuing Employee shall, to the extent permitted by applicable Legal Requirements, receive full credit for purposes of eligibility, vesting, level of benefits, vacation and benefit accrual under the Specified Benefit Plans in which such Continuing Employee participates for the years of continuous service by such Continuing Employee recognized

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by the Company or its Subsidiaries prior to the Effective Time. With respect to any welfare benefit plans maintained by Parent for the benefit of Continuing Employees located in the United States, subject to any applicable plan provisions, contractual requirements or Legal Requirements, Parent shall: (A) cause to be waived any eligibility requirements or pre-existing condition limitations; and (B) give effect, in determining any deductible maximum out-of-pocket limitations, to amounts paid by such Continuing Employees with respect to substantially similar plans maintained by the Company or its Subsidiaries during the plan year in which the Effective Time occurs.
(h)    If requested by Parent at least five (5) Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all reasonable actions pursuant to resolutions of the Company Board necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”).
(i)    No provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation or any of their Affiliates to terminate, any Continuing Employee at any time and for any or no reason, or (ii) subject to the limitations and requirements specifically set forth in this Section 5.4, require Parent or the Surviving Corporation to continue any Specified Benefit Plans or prevent the amendment, modification or termination thereof after the Effective Time.
5.5    Indemnification of Officers and Directors.
(d)    From and after the Effective Time, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed before, at or after the Effective Time, to the fullest extent permitted by law. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation within ten (10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefore advancement of expenses; provided, that, any such Indemnified Party provides an undertaking, to the extent required by the CGCL, to repay such advancement if it is ultimately determined that the Indemnified Party is not entitled to be indemnified. Nothing in this Section 5.5(a) is intended to alter or diminish the rights of any of the Indemnified Parties under any indemnification agreement between such Indemnified Party and the Company that has been entered into prior to the date of this Agreement and the provisions of this Section 5.5(a) shall be in addition to, and not in substitution of, any provisions of any such indemnification agreement.

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(e)    From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the articles of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company’s articles of incorporation and bylaws.
(f)    Subject to the next sentence, the Surviving Corporation shall, at no expense to the beneficiaries, either (i) maintain, and Parent shall cause the Surviving Corporation to maintain in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the Contemplated Transactions), so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the Effective Time (such 200%, the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term. If the Company’s and its Subsidiaries’ existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s and Subsidiaries’ existing directors’ and officers’ liability insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, and may cause the Subsidiaries to, prior to the Effective Time, purchase a Reporting Tail Endorsement; provided, that, the Company or Subsidiaries do not pay more than the Maximum Premium for such Reporting Tail Endorsement, in which case, provided that Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, Parent shall be relieved from its obligations under the preceding two (2) sentences of this Section 5.5(c).
(g)    Parent and Surviving Corporation shall, jointly and severally, pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.5 in connection with their enforcement of their rights provided in this Section 5.5.
(h)    The provisions of this Section 5.5 are intended to be in addition to, and Parent shall, and shall cause the Surviving Corporation to, enforce and honor, to the fullest extent permitted by law for a period of six (6) years from the Effective Time, the rights otherwise available to the current officers and directors of the Company and its Subsidiaries by Legal Requirement, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their Representatives.
5.6    Regulatory Approvals and Related Matters.
(a)    Each party shall use reasonable best efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be

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filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as practicable after the date of this Agreement, prepare and file the notifications required under the HSR Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Merger.
(b)    Parent, Merger Sub and the Company each shall promptly supply the other parties with any information that may be required in order to effectuate any filings or applications pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall, (i) consult with the other party prior to taking a position with respect to any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party to this Agreement in connection with any investigations or proceedings in connection with this Agreement or the Contemplated Transactions, (iii) coordinate with the other in preparing and exchanging such information, and (iv) promptly provide the other and the other’s outside counsel with copies of all written filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Body in connection with this Agreement or the Contemplated Transactions; provided that, with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or, in the case of oral presentations, a summary) to the extent that any Legal Requirement applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such information or to the extent required by any existing confidentiality or non-disclosure agreement.
(c)    The Company and Parent shall use reasonable best efforts to respond and substantially comply as promptly as practicable to: (i) any inquiries or requests (including any “second request” for information) received from the Federal Trade Commission or the U.S. Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Body in connection with any filings made pursuant to this Agreement, and (ii) any request by any officials of any Governmental Body for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement.
(d)    Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and

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given by such party in connection with the Merger and the other Contemplated Transactions; and (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions.
(e)    If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violating any Antitrust Law, Parent, Merger Sub and the Company shall use their reasonable best efforts to: (i) contest, resist or resolve any such proceeding or action; and (ii) to have vacated, lifted, reversed or overturned any injunction resulting from such proceeding or action, including, but not limited to, entering into negotiations with any applicable Governmental Body.
5.7    Confidentiality; Disclosure.
(a)    The parties to this Agreement acknowledge that Parent and the Company have previously entered into the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.
(b)    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding the Merger or the Contemplated Transactions; provided, however, that (i) Parent and the Company shall agree on the contents of the press release announcing the execution of this Agreement and (ii) if the Parent or the Company determines that a press release or public announcement is required by, or reasonably necessary in order to comply with, any Legal Requirements, the Parent or the Company (as applicable) may make such press release or public announcement, in which case the disclosing party shall use its commercially reasonable efforts to provide the other party with reasonable time to comment on such release or announcement in advance of such issuance.
(c)    Notwithstanding anything to the contrary contained in this Section 5.7, the obligations of Parent and the Company set forth in this Section 5.7 shall not apply with respect to any public statement relating to the withdrawal or modification of the Company Board Recommendation pursuant to Sections 5.2(c) or (d).
5.8    Section 16 Matters. Prior to the Effective Time, the Company Board and the Parent Board (or an appropriate committee of non-employee directors thereof), shall, and shall be permitted to, take all such steps (including without limitation the adoption of resolutions) as may reasonably be necessary to cause the Contemplated Transactions, including any dispositions of shares of Company Common Stock (including any Company Options or Company Stock-Based Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be an exempt transaction for purposes of Section 16 promulgated under the Exchange Act under Rule 16b-3 promulgated under the Exchange Act. The Company and Parent shall provide copies of such resolutions to counsel to the other party.
5.9    Funds.

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(i)    Parent and Merger Sub shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to ensure that Parent and/or Merger Sub shall have, at or prior to the Closing Date (and in any event prior to the Termination Date), the financing necessary such that Parent and Merger Sub, in either case, will have at and after the Closing funds sufficient to pay all of the amounts payable under Section 1 and Section 5.3 of this Agreement or otherwise in connection with the Merger and the Contemplated Transactions and related fees and expenses of the parties associated therewith.
(j)    Parent and the Surviving Corporation shall take any and all actions to ensure that any payments and distributions by the Surviving Corporation to the Company Shareholders pursuant to or in connection with this Agreement, if any, and any payments and distributions by the Surviving Corporation to holders of Company Options and Company Stock-Based Awards pursuant to or in connection with this Agreement, shall be made in compliance with the CGCL and without any liability to the Indemnified Parties or the Company Shareholders under the CGCL.
Section 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
6.1    Accuracy of Company Representations.
(m)    The representations and warranties of the Company contained in Section 2 of this Agreement (other than in Section 2.2(a), Section 2.2(c) and Section 2.17) shall be accurate as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be accurate only as of such date), in each case giving effect to the applicable exceptions and disclosures set forth in the Company Disclosure Schedule and any changes contemplated by this Agreement, except where the failure of such representations and warranties to be accurate, individually or in the aggregate, would not have a Company Material Adverse Effect.
(n)    The representations and warranties of the Company contained in Section 2.2(a), Section 2.2(c) and Section 2.17 shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be accurate only as of such date), in each case giving effect to the applicable exceptions and disclosures set forth in the Company Disclosure Schedule and any changes contemplated by this Agreement.
6.2    Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

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6.3    Company Shareholder Approval. The principal terms of this Agreement and the Merger shall have been approved by the Required Company Shareholder Vote.
6.4    Company Officers’ Certificate. Parent shall have received a certificate executed by a duly authorized officer of the Company, in his or her capacity as such, confirming that the conditions set forth in Sections 6.1 (Accuracy of Company Representations), 6.2 (Performance of Covenants), and 6.3 (Company Shareholder Approval) have been satisfied.
6.5    HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act (if any is applicable) shall have expired or been terminated.
6.6    No Company MAE. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.
6.7    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
Section 7.    CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY
The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
7.1    Accuracy of Parent and Merger Sub Representations.
(i)    The representations and warranties of Parent and Merger Sub contained in Section 3 of this Agreement (other than in Section 3.3, Section 3.8 and Section 3.11) shall be accurate as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be accurate only as of such date), in each case giving effect to the applicable exceptions and disclosures set forth in the Parent Disclosure Schedule and any changes contemplated by this Agreement, except where the failure of such representations and warranties to be accurate, individually or in the aggregate, would not have a Parent Material Adverse Effect.
(j)    The representations and warranties of Parent and Merger Sub contained in Section 3.3, Section 3.8 and Section 3.11 shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be accurate only as of such date), in each case giving effect to the applicable exceptions and disclosures set forth in the Parent Disclosure Schedule and any changes contemplated by this Agreement.

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7.2    Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
7.3    Company Shareholder Approval. The principal terms of this Agreement and the Merger shall have been approved by the Required Company Shareholder Vote.
7.4    Parent Officer’s Certificate. The Company shall have received a certificate executed by a duly authorized officer of Parent, in his or her capacity as such, confirming that the conditions set forth in Sections 7.1 (Accuracy of Parent and Merger Sub Representations) and 7.2 (Performance of Covenants) have been duly satisfied.
7.5    HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act (if any is applicable) shall have expired or been terminated.
7.6    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
Section 8.    TERMINATION
8.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the principal terms of this Agreement and the Merger by the Company Shareholders):
(j)    by mutual written consent of Parent and the Company;
(k)    by either Parent or the Company, if the Merger has not been consummated by March 31, 2013 or any other date that Parent and the Company may agree upon in writing (the “End Date”); provided, however, a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is principally caused by the failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;
(l)    by either Parent or the Company, if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, provided, that the party seeking to terminate pursuant to this Section 8.1(c) shall have used its reasonable best efforts to challenge such Order or other action;
(m)    by either Parent or the Company, if: (i) the Company Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company Shareholders shall have taken a final vote on a proposal to approve

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the principal terms of this Agreement and the Merger; and (ii) the principal terms of this Agreement and the Merger shall not have been approved at the Company Shareholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Company Shareholder Vote;
(n)    by Parent (at any time prior to the approval of the principal terms of this Agreement and the Merger by the Required Company Shareholder Vote) if a Company Triggering Event shall have occurred;
(o)    by Parent (if Parent and Merger Sub are not in material breach of their representations, warranties, covenants or agreements under this Agreement), upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall be or have become untrue; provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company of a covenant or agreement is curable by the Company within 30 days, then Parent may not terminate this Agreement under this Section 8.1(f) for 30 days after delivery of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by the Company is cured during such 30-day period);
(p)    by the Company (if the Company is not in material breach of its representations, warranties, covenants or agreements under this Agreement), upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that, if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub of a covenant or agreement is curable by Parent or Merger Sub within 30 days, then the Company may not terminate this Agreement under this Section 8.1(g) for 30 days after delivery of written notice from the Company to Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if such breach by Parent or Merger Sub is cured during such 30-day period); or
(q)    by the Company, if (i) the Company Board authorizes the Company to enter into a binding definitive acquisition agreement concerning a transaction that constitutes a Superior Offer and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the current version of such agreement (or a description of all material terms and conditions thereof) to such notice and (ii) Parent does not make, within two (2) Business Days after receipt of the Company’s written notification of its intention to enter into such definitive acquisition agreement for such Superior Offer, a binding offer that the Company Board determines, in good faith after consultation with its financial advisor and outside counsel, is at least as favorable to the Company Shareholders as such Superior Offer, it being understood that the Company shall

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not enter into any such binding definitive acquisition agreement during such two (2) Business Day period.
8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3, Section 8.4, and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Confidentiality Agreement shall survive the termination of this Agreement and remain in full force and effect in accordance with its terms, and (iii) except as set forth in Section 8.4, the termination of this Agreement shall not relieve any party from any liability for any breach of any covenant or obligation, or any willful breach of representation or warranty contained in this Agreement. In the event that this Agreement is terminated pursuant to the provisions of Section 8.1(a), Section 8.1(b), Section 8.1(f) or Section 8.1(g) hereof, neither Parent (nor any of its Affiliates) shall issue any press release or any other publicity regarding the termination of this Agreement that has not first been reviewed and consented to by the Company.
8.3    Expenses. All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid (or caused to be paid) by the party incurring such expenses, whether or not the Merger is consummated.
8.4    Termination Fee Payable to Parent.
(d)    If, but only if, this Agreement is terminated: (i) by Parent pursuant to Section 8.1(e); (ii) by either party pursuant to Section 8.1(d), and (A) at the time of the Company Shareholders’ Meeting an Acquisition Proposal (defined for the purposes of this clause (ii) by replacing each reference to 15% and 85% in the definition of the term Acquisition Transaction with 50%) had been publicly announced by the Company and not withdrawn, and (B) within nine (9) months following such termination, the Company consummates an Acquisition Transaction (defined for the purposes of this clause (ii) by replacing each reference to 15% and 85% in the definition of the term Acquisition Transaction with 50%) with the Person who had previously made such Acquisition Proposal; or (iii) by the Company pursuant to Section 8.1(h); then the Company shall pay Parent the Termination Fee Payable to Parent in cash by wire transfer of immediately available funds to an account designated by Parent in a written notice to the Company (the “Parent Account”) within three (3) business days after the later of (x) the effective date of a termination of this Agreement effected pursuant to the provisions described in clause (i), (ii) or (iii) above of this Section 8.4(a), or (y) the date on which Parent has given the Company written notice of the wire instructions for the Parent Account.
(e)    The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee Payable to Parent on more than one occasion, whether or not the Termination Fee Payable to Parent may be payable under more than provision of this Agreement, at the same or at different times and the occurrence of different events.
(f)    In the event that Parent shall receive the Termination Fee Payable to Parent, the receipt of such Termination Fee Payable to Parent shall be deemed to be liquidated damages (and the sole and exclusive remedy for Parent) for any and all losses or damages suffered

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or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement and the termination hereof, the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain a claim, action or proceeding against the Company or any of its Affiliates or Representatives arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis of such termination.
8.1    Termination Fee Payable to the Company. If, but only if, (a) this Agreement is terminated by the Company pursuant to Section 8.1(g), or (b) this Agreement is terminated by the Company pursuant to Section 8.1(b) and at the time of such termination, each of the conditions precedent set forth in Section 6 shall have been satisfied), then the Parent shall pay to the Company the Termination Fee Payable to the Company in cash by wire transfer of immediately available funds to an account designated by the Company in a written notice to Parent (the “Company Account”) within three (3) business days after the later of (x) the effective date of a termination of this Agreement by the Company pursuant to the provisions of Section 8.1(g), or (y) the date on which the Company has given Parent written notice of the wire instructions for the Company Account.
Section 9.    MISCELLANEOUS PROVISIONS
9.1    Amendment. This Agreement may be amended with the approval of Parent and the Company’s respective boards of directors at any time (whether before or after the principal terms of this Agreement and the Merger are approved by the Company Shareholders); provided, however, that after any such approval of the principal terms of this Agreement and the Merger by the Company Shareholders, no amendment shall be made which pursuant to applicable Legal Requirements requires further approval of the Company Shareholders without the further approval of the Company Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.
9.2    Extension; Waiver.
(f)    Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, Parent and Merger Sub on the one hand and the Company on the other hand may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.
(g)    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or

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remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(h)    No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
9.3    No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.
9.4    Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.
9.5    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Superior Court of California in the County of Los Angeles, and each of the parties irrevocably waives the right to trial by jury.
9.6    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
9.7    Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties to this Agreement and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (A) prior to the Effective Time,

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for the right of holders of shares of the Company Common Stock to pursue claims for damages and other relief, including equitable relief, for any breach of this Agreement by Parent or Merger Sub; (B) from and after the Effective Time, the former holders of Company Common Stock solely with respect to their right to receive the Per Share Merger Consideration in accordance with (and subject to) Section 1; (C) for former holders of Company Options with respect to their rights following the Effective Time pursuant to Section 1 and Section 5.3; (D) for former holders of Company Stock-Based Awards (including without limitation Company RSUs) with respect to their rights following the Effective Time pursuant to Section 1 and Section 5.3; and (E) as set forth in Section 5.5 with respect to the Indemnified Parties.
9.8    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (A) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (B) if sent designated for overnight delivery by nationally recognized overnight air courier (such as UPS or Federal Express), two (2) Business Days after mailing; (C) if sent by facsimile transmission before 5:00 p.m., Pacific time, when transmitted and receipt is confirmed; (D) if sent by facsimile transmission after 5:00 p.m., Pacific time, and receipt is confirmed, on the following Business Day; and (E) if otherwise actually personally delivered, when delivered; provided, that, such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
if to Parent or Merger Sub:
UNICOM Systems, Inc.
UNICOM PLAZA, Suite 310
15535 San Fernando Mission Boulevard
Mission Hills, CA 91345
Attn: Mr. Corry Hong
Fax:    818-838-0776

with a copy (which shall not constitute notice) to:

UNICOM Systems, Inc.
UNICOM PLAZA, Suite 310
15535 San Fernando Mission Boulevard
Mission Hills, CA 91345
Attn: Gerard R. Kilroy, Esq.
Fax:    818-838-0776

if to the Company:
Versant Corporation.
255 Shoreline Drive, Suite # 450
Redwood City, CA, 94065
Attn: Jerry Wong, Chief Financial Officer

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Fax:    (650) 232-2401

with copies (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attn:    Kenneth Linhares, Esq.
David Michaels, Esq.
Fax:    (650) 938-5200

9.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the fullest extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
9.10    Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. Because the parties hereto agree that irreparable damage would occur if a provision of this Agreement were not performed in accordance with the terms hereof, it is accordingly agreed that, the parties shall be entitled to (A) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement with all proceedings related to such matters to take place exclusively in the Superior Court of the State of California and any state appellate court therefrom within the State of California (or, if the Superior Court of the State of California declines to accept jurisdiction over a particular matter, any state or federal court within the State of California) and (B) money damages, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

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9.11    Construction.
(f)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(g)    The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(h)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(i)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.
(j)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(k)    For purposes of Section 8, references to the failure of a party to perform its covenants or obligations in this Agreement shall, in the case of Parent, include the failure of Merger Sub to perform its covenants or obligations in this Agreement.
(l)    To the extent this Agreement refers to information or documents to be made available, delivered, produced or provided by the Company to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company has made such information or document available by (i) posting such information or document prior to the date of this Agreement to the “electronic data room” maintained by the Company and accessible by Parent or any of its Representatives for purposes of the Contemplated Transactions, (ii) including such information or document in a Company SEC Report (including as an exhibit thereto) or (iii) delivering such information or document to Parent or its Representatives prior to the date of this Agreement.
(m)    References to “$” or “dollars” refer to United States dollars unless otherwise noted.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this AGREEMENT AND PLAN OF MERGER to be executed as of the date first above written.
COMPANY:
VERSANT CORPORATION
By:
Name:     Bernhard Woebker
Title:     CEO and President

By:
Name:     Jerry Wong
Title:     Secretary
PARENT:
UNICOM Systems, Inc.

By:
Name:     Corry S. Hong
Title:     President and C.E.O.

By:
Name:     __________________________________
Title:     Secretary

MERGER SUB:

UNICOM Sub Four, Inc.

By:
Name:     Corry S. Hong
Title:     President and C.E.O.

By:
Name: ___________________________________
Title: Secretary

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
Acquisition Inquiry. “Acquisition Inquiry” means any inquiry of or communication to the Company (other than by Parent or any of its Affiliates or Representatives) concerning an Acquisition Transaction, but which is not an Acquisition Proposal.
Acquisition Proposal. “Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Affiliates or Representatives) contemplating or otherwise relating to any Acquisition Transaction.
Acquisition Transaction. “Acquisition Transaction” means with respect to the Company, any of the following transactions (other than the Merger):
(a)    any acquisition or purchase from the Company by any Person or group (as defined in the Exchange Act and the rules promulgated thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (as defined in the Exchange Act and the rules promulgated thereunder) beneficially owning securities representing 15% or more of the total outstanding voting power of the Company, or any merger, consolidation, business combination, share exchange or similar transaction involving the Company pursuant to which the Company Shareholders immediately preceding such transaction hold securities representing less than 85% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity);
(b)    any sale, exchange, transfer, exclusive license, or disposition of any business or businesses or assets that constitute or account representing 15% or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries taken as a whole; or
(c)    any liquidation or dissolution of the Company.
Affiliate. “Affiliate” shall have the meaning ascribed to such term under Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
Business Day. “Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in San Francisco, California.
CGCL. “CGCL” means the General Corporation Law of the State of California, as amended.
Code. “Code” means the United States Internal Revenue Code of 1986, as amended, including the rules and regulations promulgated thereunder.

Company Affiliate. “Company Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.
Company Board. “Company Board” means the Company’s board of directors.

Company Common Stock. “Company Common Stock” means the Common Stock of the Company.
Company Contract. “Company Contract” means any Contract to which any of the Company or any of its Subsidiaries is a party.
Company Disclosure Schedule. “Company Disclosure Schedule” means the Company Disclosure Schedule and exhibits thereto that the Company delivers to Parent upon the execution of the Agreement.
Company Employee. “Company Employee” means any current director, officer or employee of the Company or any of its Subsidiaries.
Company Employee Agreement. “Company Employee Agreement” means any employment, severance, retention, transaction bonus, change in control, material consulting, or other similar material Contract between: (a) the Company or any of its Subsidiaries or any current Company Affiliate; and (b) any Company Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any material obligation on the part of the Company or any of its Subsidiaries or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company or any of its Subsidiaries under applicable foreign law.
Company Employee Plan. “Company Employee Plan” means any material plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) that is maintained or contributed to, or required to be maintained or contributed to, by the Company, any of its Subsidiaries, or any Company Affiliate for the benefit of any Company Employee; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.
Company Equity Incentive Plans. “Company Equity Incentive Plans” means, collectively, (i) the Company’s 1996 Equity Incentive Plan, (ii) the Company’s 1996 Directors Stock Option Plan, (iii) the Company’s 2005 Equity Incentive Plan, (iv) the Company’s 2005 Directors Stock Option Plan, (v) the Company’s 2005 Employee Stock Purchase Plan, (vi) the Poet Holdings, Inc. 1999 Directors’ Stock Option Plan and (vii) the Poet Holdings, Inc. 2001 Nonstatutory Stock Option Plan , as each has been and may be amended from time to time.

Company ESPP. “Company ESPP” means the Company’s 2005 Employee Stock Purchase Plan, as it may have been amended from time to time.
Company Closing Cash/AR Balance. “Company Closing Cash/AR Balance” means an amount equal to the sum of the combined amount of (i) the Company’s cash and cash equivalents plus (ii) the Company’s Qualified Accounts Receivable as of the Effective Time; plus (iii) the sum of all Transaction Expenses paid by the Company on or before the Effective Time (it being acknowledged and agreed, for the avoidance of doubt, that the Company Closing Cash/AR Balance shall not be reduced by any Company Transaction Expenses paid or payable by the Company).
Company In-Licensed IP. “Company In-Licensed IP” means all Intellectual Property Rights that are licensed by the Company and its Subsidiaries and that are used in the conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries.

Company Material Adverse Effect. “Company Material Adverse Effect” means any Effect that, considered together with all other Effects, would reasonably be expected to have a material adverse effect on: (a) the business, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole or (b) the Company’s ability to consummate the Merger; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred a Company Material Adverse Effect: (i) Effects resulting from conditions generally affecting the industries in which the Company or any of its Subsidiaries participates or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries taken as a whole when compared to other firms in the industries in which the Company or any of its Subsidiaries participates; (ii) Effects resulting from acts of war, armed hostilities or terrorism; (iii) changes in the trading price or trading volume of Company Common Stock in and of itself since the date of this Agreement (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (iv) Effects resulting from the announcement (or pre-announcement disclosure), or pendency of the Merger and the Contemplated Transactions (including any loss of employees as a result thereof); (v) any failure by the Company to meet internal or published third party projections, estimates or forecasts (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (vi) Company shareholder class action or derivative litigation; (vii) Effects resulting from compliance with the terms of, or the taking of any action required by, this Agreement, including actions taken pursuant to Section 5.6 or actions taken or not permitted to be taken by the Company following consultation with Parent; or (viii) changes in applicable Legal Requirements or GAAP.

Company Options. “Company Options” means options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Incentive Plans, assumed by the Company, or otherwise, but excluding options awarded under the Company ESPP).
Company Owned IP. “Company Owned IP” means all Intellectual Property Rights that are owned by the Company and its Subsidiaries and that are used in the conduct of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries.
Company Products. “Company Products” means all products currently produced, marketed, licensed, sold or distributed by the Company or any of its Subsidiaries.
Company Registered IP. “Company Registered IP” means all Registered IP owned by, or filed in the name of, the Company and its Subsidiaries.
Company RSU. “Company RSU” or “Company RSUs” means restricted stock units to acquire shares of Company Common Stock (whether granted by the Company pursuant to any of the Company Equity Incentive Plans or otherwise).
Company SEC Documents. “Company SEC Documents” means all proxy statements, reports, schedules, forms, statements or other documents, including all amendments thereto, required to be filed by the Company with the SEC since November 1, 2010.
Company Shareholders. “Company Shareholders” means the holders of Company Common Stock.
Company Stock-Based Award. “Company Stock-Based Award” shall mean each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Equity Incentive Plans, (including restricted stock units, stock appreciation rights and performance shares), other than Company Options. For the avoidance of doubt, outstanding shares of Company Common Stock issued pursuant to a Company Stock-Based Award shall not (from the time such shares were issued and outstanding) constitute a Company Stock-Based Award.
Company Transaction Expenses. “Company Transaction Expenses” means (i) all out of pocket fees and expenses of the Company incurred in connection with the Merger and this Agreement and the transactions contemplated hereby, whether or not paid, payable, billed or accrued prior to or after the Effective Time (including any fees and expenses of legal counsel and accountants, fees and expenses payable to financial advisors, investment bankers and brokers of the Company (including without limitation fairness opinion fees), plus (ii) the amount (if any) paid by the Company and/or its Subsidiaries to purchase a Reporting Tail Endorsement pursuant to the last sentence of Section 5.5(c) that is not in excess of the Maximum Premium); plus (iii) , the aggregate change of control payment obligations paid or payable by the Company to the Company Employees listed on Schedule 4.2(b) to the Company Disclosure Schedule.

Company Triggering Event. A “Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board withdraws or modifies in a manner adverse to Parent the Company Board Recommendation; (b) the Company fails to include in the Proxy Statement the Company Board Recommendation; (c) the Company Board approves or publicly endorses or recommends any Acquisition Proposal; or (d) the Company enters into a binding definitive agreement accepting an Acquisition Proposal, other than as permitted by Section 8.1(h).
Confidentiality Agreement. “Confidentiality Agreement” means that certain Nondisclosure and Standstill Agreement dated as of July 24, 2012, between the Company and Parent.
Consent. “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
Contemplated Transactions. “Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement.
Contract. “Contract” means any currently effective and legally binding written agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, commitment or undertaking.
Dissenting Shares. “Dissenting Shares” means any shares of Company Common Stock that are issued and outstanding immediately before the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with the Chapter 13 of the CGCL in connection with the Merger.
Effect. “Effect” means any effect, change, event, occurrence or circumstance.
Encumbrance. “Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, adverse claim, interference or restriction on transfer of title (except for restrictions arising under applicable securities laws) except for: (a) liens, exceptions, security interests, restrictions, imperfections of title or other similar matters that would not be reasonably likely to, individually or in the aggregate, materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries; (b) liens and encumbrances for Taxes, assessments or other government charges not yet due or which are being contested in good faith; (c) zoning, building or other similar government restrictions; (d) easements, covenants, rights of way or other similar restrictions with respect to real property; (e) vendor’s liens not exceeding the unpaid purchase price of the encumbered asset; (f) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (g) license of Intellectual Property or Intellectual Property Rights granted by the Company or its Subsidiaries in the ordinary course of business, and (h) liens securing indebtedness that is reflected on the Company Unaudited Balance Sheet.

Entity. “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or other entity.
ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
GAAP. “GAAP” means generally accepted accounting principles in the United States.
Governmental Authorization. “Governmental Authorization” means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
Governmental Body. “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, or instrumentality, and any court or other tribunal).
HSR Act. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
Intellectual Property. “Intellectual Property” means formulae, inventions (whether or not patentable), know-how, methods, processes, proprietary information, specifications, software, techniques, URLs, web sites, works of authorship and other forms of technology.
Intellectual Property Rights. “Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including copyrights and moral rights;
(b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary and intangible rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
Knowledge. “knowledge” means, with respect to any party as to any particular matter, the actual knowledge of the executive officers of such party regarding such matter.
Legal Proceeding. “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
Legal Requirement. “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, stock exchange rule, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
Order. “Order” means any order, writ, injunction, judgment or decree issued.
Parent Board. “Parent Board” means the Parent’s board of directors.
Parent Disclosure Schedule. “Parent Disclosure Schedule” means the Parent Disclosure Schedule and exhibits thereto that Parent delivers to the Company upon the execution of the Agreement.
Parent Material Adverse Effect. “Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, would reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger.
Person. “Person” means any individual, Entity or Governmental Body.
Qualified Accounts Receivable. “Qualified Accounts Receivable" means accounts receivable that are not more than 45 days’ past due.
Qualified Go-Shop Bidder. “Qualified Go-Shop Bidder" means any Person or group that includes any Person from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the Go-Shop Expiration Date, an Acquisition Proposal that the Company Board determines, prior to or as of the Go-Shop Expiration Date, in good faith (after consultation with its financial advisor and outside legal counsel), constitutes or could reasonably be expected to lead to, a Superior Offer.
Registered IP. “Registered IP” means all Intellectual Property Rights that are registered, applied for, filed, perfected, issued or recorded with or by any Governmental Body.
Representatives. “Representatives” means directors, officers, agents, attorneys, accountants, advisors and representatives.
Required Company Shareholder Vote. “Required Company Shareholder Vote” means the affirmative vote in favor of the approval of the principal terms of this Agreement and the Merger by the Company Shareholders holding at least a majority of the outstanding shares of Company Common Stock as of the record date for determining shareholders entitled to vote at the Company Shareholders’ Meeting.
SEC. “SEC” means the United States Securities and Exchange Commission.
Securities Act. “Securities Act” means the Securities Act of 1933.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.
Superior Offer. “Superior Offer” means a bona fide written offer by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or in excess of 50% of the outstanding voting securities of the Company and as a result of which the Company Shareholders immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, that is determined by the Company Board, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company Shareholders than the Merger.
Tax. “Tax” means any federal, state, local, or foreign tax (including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, national health insurance, excise, ad valorem, transfer, stamp, sales, use, property, custom duty, withholding or payroll tax), including any penalty, interest or addition thereto, imposed by or under the authority of any Governmental Body.
Tax Return. “Tax Return” means any return (including any information return), report or statement (including any schedule or attachment thereto, and including any amendment thereof) required to be filed with any Governmental Body with respect to Taxes.
Termination Fee Payable to the Company. “Termination Fee Payable to the Company” means a fee payable by Parent to the Company in accordance with the provisions of Section 8.5 of this Agreement in an amount equal to one million dollars ($1,000,000). It is acknowledged and agreed that the Termination Fee Payable to the Company pursuant this paragraph and Section 8.5 of this Agreement is not a penalty, but rather constitutes liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such Termination Fee Payable to the Company is payable to the Company under this Agreement.
Termination Fee Payable to Parent. “Termination Fee Payable to Parent” means a fee payable by the Company to Parent in accordance with the provisions of Section 8.4 of this Agreement in an amount equal to (i) seven hundred fifty thousand dollars ($750,000) if the Termination Fee Payable to Parent becomes payable in connection with an Acquisition Proposal made by a Qualified Go-Shop Bidder, or (ii) one million five hundred thousand dollars ($1,500,000) in all other circumstances under which a Termination Fee Payable to Parent is payable by the Company to Parent under Section 8.4 of this Agreement, which in either case shall be governed by the provisions of Section 8.4 of this Agreement.

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